SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2008

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Address, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On June 9, 2008, in connection with its acquisition of Packeteer, Inc., (“Packeteer”), Blue Coat Systems, Inc. (the “Company”) committed to a plan of termination that will result in a reduction of approximately 130 employees of the Company, Packeteer and certain affiliates worldwide. This plan includes workforce reductions, the acceleration of certain employee benefits, and outplacement assistance.

The Company expects to complete the termination plan by the end of the first fiscal quarter ending July 31, 2008. The Company expects total costs in the range of $10.0 million to $12.0 million, of which $1.2 million to $1.4 million will be recorded as a one-time charge in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”. In addition, $8.8 million to $10.6 million will be recorded as an assumed liability. The Company also expects to incur additional costs related to approximately 36 employees on transition assignments.

The significant majority of the charges are expected to be cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

Date: June 12, 2008	By:	/s/ Betsy E. Bayha
		Name:	Betsy E. Bayha
		Title:	Senior Vice President, General Counsel and Secretary